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                                                                    EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-66961 of The Kroger Co. on Form S-4 of our report dated March 23, 1998 on the consolidated financial statements of Fred Meyer, Inc., appearing in the Current Report on Form 8-K/A dated March 9, 1998 of Fred Meyer, Inc., and to the reference to us under the headings "Selected Financial Data and Unaudited Comparative Per Share Data," "Fred Meyer Selected Historical Consolidated Financial Information," "The Merger -- Accounting treatment," and "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
February 9, 1999